EXHIBIT 23

                     CONSENT OF INDEPENDENT AUDITORS



     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-07257) pertaining to the Housecall Medical Resources, Inc. and its Subsidiaries 1996 Stock Option and Restricted Stock Plan; Housecall Medical Resources, Inc. and its Subsidiaries (1994) Stock Option and Restricted Stock Purchase Plan; and Housecall Medical Resources, Inc. and its Subsidiaries Performance Stock Option and Restricted Stock Purchase Plan of our report dated February 16, 1996, with respect to the financial statements of Messick Homecare, Inc. included in the Form 8-K of Housecall Medical Resources, Inc. having an event dated October 31, 1996


/s/ Dempsey, Wilson & Co., P.C.

November 12, 1996